Exhibit 2.2
AMENDMENT TO STOCK PURCHASE AGREEMENT
     This Amendment to Stock Purchase Agreement (this “Amendment”) is made as of January 18, 2008 by LoopNet, Inc., a Delaware corporation (“Buyer” or “the Buyer”), the stockholders (the “Stockholders”) of Cityfeet.com Inc., a Delaware corporation (the “Company”), whose names are set forth on the signature pages, and Scripps Ventures II, LLC, as the Stockholder Representative.
     A. The parties entered into a Stock Purchase Agreement dated as of August 2, 2007 (the “Purchase Agreement”) which in part provides for the contingent payment of an Earnout Amount of up to $3,000,000 on or soon prior to November 14, 2008, and sets forth certain provisions with respect to the Buyer’s operation of the Company until at least September 30, 2008 and a provision that the first $1,800,000 of any Earnout Amount would be paid into the Escrow Fund. The foregoing and all other capitalized terms used herein and not defined herein have the meanings given to them in the Purchase Agreement.
     B. The parties desire to provide that (1) the Earnout Amount shall be fixed at $1,300,000 and shall be paid by LoopNet concurrent with its execution of this Amendment, (2) the Escrow Fund originally contemplated by the Escrow Agreement shall not be created, and the $1,300,000 shall instead be paid in full to an account designated by the Stockholder Representative for allocation to the persons designated on Schedule A of the Purchase Agreement (as amended hereby), and (3) the provisions of the Purchase Agreement relating to the Buyer’s operation of the Company shall be terminated.
AGREEMENT
     In consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:
          1.      Fixed Determination of Earnout Amount. Notwithstanding any provision of the Purchase Agreement to the contrary, the Earnout Amount is hereby defined and determined to be the fixed amount of $1,300,000 (the “Fixed Amount”) and, substantially concurrent with the full execution of this Agreement by the parties hereto, the Fixed Amount shall be paid by Buyer to an account designated by the Stockholder Representative for allocation to the persons designated on Schedule A attached hereto (which modifies Schedule A originally attached to the Purchase Agreement to reflect an assignment by an original party of its payment rights) as specified in Column 4 of Schedule A attached hereto.
          2.      Termination of Escrow Agreement. The Escrow Agreement shall be terminated as soon as practicable, the Escrow Fund contemplated thereby shall not be created, and the Fixed Amount shall be paid in full to the Stockholder Representative, as provided in Section 1 above. The parties shall execute such documents as may be reasonably required by them or the Escrow Agent for the purpose of effecting such termination. For purposes of Section 7.2 of the Purchase Agreement, the amount of the Escrow Fund shall be deemed zero.
          3.      Termination and Amendment of Certain Provisions. Sections 1.2(a)(ii), (iii), (v), (vi) and (vii), Sections 1.2(b), (c), (d) and (e), Section 6.7, and Section 7.7(f),

of the Purchase Agreement are hereby deleted from the Purchase Agreement. Section 7.8 of the Purchase Agreement is amended in full and restated to read as follows:
     “Section 7.8.   Procedure for Indemnification — Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.”
          4.      Continuity of Purchase Agreement. Except as otherwise provided herein, the Purchase Agreement shall remain in full force and effect in accordance with its terms. The Purchase Agreement and this Amendment shall be construed together as a single, amended Agreement.
          5      Counterparts. This Amendment may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be deemed an original copy of this Amendment, and all of which, when taken together, will be deemed to constitute one and the same agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LOOPNET, INC.
By:
Brent Stumme,
Senior Vice President and Chief Financial Officer

STOCKHOLDERS:

Scripps Ventures, LLC	The New York Times Company

By:	By:

Title:	Title:

Scripps Ventures II, LLC	Islandia, L.P.

By:	By:

Title:	Title:

Daniel Scheman	Alissa White

Frederick G. Saint	Matthew Shulman

Peter Shulman	Scott Shapiro